Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED BYLAWS
OF
PANDORA MEDIA, INC.
* * * * *
The undersigned, Secretary of Pandora Media, Inc., a Delaware Corporation (the “Corporation”), hereby represents that, in accordance with Article 6, Section 6.06 of the Amended and Restated Bylaws (the “Bylaws”) of the Corporation effective as of June 20, 2011, and as amended on July 21, 2016, March 2, 2017, March 16, 2017 and March 30, 2017, the Board of Directors of the Corporation has amended Section 2.10(a)(ii) of the Bylaws as follows:
The following sentence shall be added after the last sentence in Article 2, Section 2.10(a)(ii):
“Notwithstanding anything in this paragraph to the contrary, solely for purposes of the annual meeting to occur in 2017, a stockholder’s notice relating to nominations of persons for election to the Board of Directors of the Corporation such annual meeting shall be timely if it is delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation no later than the later of (A) the latest date as determined in accordance with the second preceding sentence and (B) April 28, 2017.”

The undersigned hereby certifies that he is the duly elected, qualified, and acting Secretary of the Corporation, and that the foregoing amendment to the Amended and Restated Bylaws was adopted by the Corporation's Board of Directors effective as of April 14, 2017.

PANDORA MEDIA, INC.

By:	/s/ Steve Bené
	Name:	Steve Bené
	Title:	General Counsel and Corporate Secretary